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EXHIBIT 4.1

        CONSULTING AGREEMENT WITH LONE WOLF BUSINESS SERVICES

RPM Technologies, Inc. Consulting Agreement

This consulting agreement ("the Agreement") is entered into as dated below, by and between RPM Technologies, Inc., a Delaware corporation and its subsidiaries or affiliates ("the Company") and Lone Wolf Business Services, a company doing business in the State of California ("the Consultant").
The parties, intending to be legally bound hereby, agree as follows:

1. Retention: The Company will continue to retain the Consultant during the Consulting Period (as defined in Section 2 below), and Consultant hereby agrees to be so retained by the Company, all subject to the terms and provisions of this Agreement. Consultant has been rendering the Company services similar to those described herein for not less than three (3) years.

2. Duties of Consultant: During the Consulting Period, the Consultant shall use reasonable and best efforts, to perform those actions and responsibilities reasonably requested by the Company's officers and directors, including but not limited to:

i. Preparing and filing all SEC required reports including but limited to all Forms 10-KSB, 10-QSB, 8-K and all other reports necessary for the continued operations of the Company;

ii.     Preparing for and administering the Company's 2004 Annual
Shareholders Meeting; and preparing all necessary documentation and notices therefore; and

iii. Reviewing and revising legal contracts and agreements executed or negotiated or reviewed by the Company, including employment agreements and board of director's minutes.

Consultant shall render such services diligently and to the best of the Consultant's ability. The term of this Agreement shall be two (2) years from the date of this Agreement.

3. Other Activities of Consultant: The Company recognizes that the Consultant shall perform only those services that are reasonably required to accomplish the goals and objectives set forth herein. In the event Consultant is affiliated with any entity, which proposes to deal with the Company, Consultant shall disclose the nature of such relationship to the Company, prior to the Company making any decision, and shall obtain the approval of the Company, which approval shall be conclusively deemed granted upon written notice from Mr. Randy Zych, or the Company's designated representative. Consultant may not assign this Agreement.

4. Compensation: In consideration for the Consultant entering into this Agreement, the Company shall compensate the Consultant as follows:

i. Fees: 750,000 shares of common stock, which shall be issuable directly to Consultant's president, Mr. Andrew Pitt.

ii.     750,000 share fee shall be paid directly to Mr. Andrew Pitt.

iii. Expenses: Consultant shall pay its own expenses and may hire and supervise any expert consultants, as it deems necessary, to complete the Agreement.

iv. Payment of Compensation: The Company shall transfer or cause to be transferred to Mr. Andrew Pitt 750,000 of shares of the Company's Common Stock as a fee for services rendered by Consultant. Such Common Stock shall be issued following a short form registration under Form S-8. The Company shall be obligated to prepare and file, a registration statement (the "Registration Statement") and amendments thereto, with the Securities and Exchange Commission (the "Commission"), for the registration of the Common Stock, under the Securities and Exchange Act of 1933 (the "Act") and shall be obligated to cause such Registration Statement and amendments thereto, to be declared effective by the Commission, as soon as practicable. The Company shall be obligated to the Consultant to continually maintain at the Company's own expense, the currency and effectiveness of such Registration Statement of the Company, including the filing of any and all applications and other notifications, filings and post- effective amendment and supplements (collectively, the "Current Registration Statement"), as may be necessary, so as to permit the resale of the Common Stock for common stock of the Company, which is freely tradable.

5. Termination: Subject to the cure provisions contained herein, the Company may terminate the Agreement for cause upon written notice. Cause shall be defined as the Consultant fails to perform the duties outlined in this agreement in good faith and fails to properly service the Company's needs as reasonably expected under the implied "good faith" provisions herein. Notice of Termination shall state specifically the facts and circumstances claimed as the basis for termination of the Agreement. Such notice has to be approved by Mr. Randy Zych.

6. Notice: Any notice required, permitted, or desired to be given, pursuant to any of the provisions of this Agreement, shall be deemed to have been sufficiently given or served for all purposes, if delivered in person, or sent via e-mail with return verification or by certified mail with receipt requested, postage and fees prepaid, or by national overnight delivery prepaid service, to the parties at their addresses, set forth below. The Company at the address below will keep copies of notices to Consultant. Notice to Consultant shall be sent to then Consultant at the address below. Either party may change the address to which notice shall be sent. The addresses of the parties are as follows:

The Consultant:                 Lone Wolf Business Services
                                12215 Everglade Street
                                Los Angeles, CA 90066

The Company:                    RPM Technologies, Inc.
                                21061 West Braxton
                                Plainfield, IL 60544

7. Waiver: No course of dealing, nor any delay on the part of either party in exercising any rights hereunder, will operate as a waiver of any rights of that party. No waiver of any default or breach of this Agreement or application of any term, covenant, or provision, hereof, shall be deemed a continuing waiver, or a waiver of any other breach, default, or the waiver of any other application of any term, covenant, or provision.


8. Successors: Prior to the effectiveness of any succession (whether direct or indirect, by purchase, merger, consolidation, or otherwise), to all, or substantially all, of the business and/or assets of the Company, the Company will require the successor, to expressly assume and agree to perform this Agreement in the same manner, and to the same extent, that the Company would be required to perform it, if no such succession had occurred. As used in this agreement, "Company" shall mean the Company has defined above and any successor to its business and/or assets, which executes and delivers the Agreement, provided for in this Section 10, or which otherwise becomes bound by all the terms and provisions of this Agreement, by operation of law. This agreement is not transferable by Consultant since it requires the specific services of Consultant without the prior written approval of the Board of Directors and the President of the Company.

9. Survival of Terms: Notwithstanding the termination of this Agreement for whatever reason, the provisions hereof, shall survive such termination, unless, the context requires otherwise.

10. Counterparts: This agreement may be executed in two or more counterparts, each of which, shall be deemed to be an original, but all of which together, shall constitute one and the same instrument. Any signature by facsimile, shall be valid and binding, as if an original signature were delivered.

11. Captions: The caption headings in this Agreement are for convenience of reference only, and are not intended, and shall not be construed, as having any substantive effect.

12. Governing Law: This Agreement shall be governed, interpreted, and construed, in accordance with the laws of the State of California, County of Los Angeles, applicable to agreements entered into and to be performed entirely therein. Any suit, action, or proceeding, with respect to this Agreement, shall be brought exclusively in the state courts of the State of California, or in the federal courts of the United States, which is located in the Central District of California specifically in Los Angeles, California. The parties hereto, hereby agree, to submit to the jurisdiction and venue of such courts, for the purposes hereof. Each party agrees that to the extent permitted by law, the losing party in a suit, action, or proceeding in connection herewith, shall pay the prevailing party, its reasonable attorney's fees, incurred in connection therewith.

13. Entire Agreement/Modifications: This Agreement constitutes the entire agreement between the parties and supersedes all prior understandings and agreements, whether oral or written, regarding
Consultant's retention by the Company. This Agreement shall not be altered or modified, except in writing, duly executed by the parties hereto.

14. Warranty: The Company and Consultant each hereby warrant and agree, that each is free to enter into this Agreement, that the parties signing below are duly authorized and directed to execute this agreement, and that this Agreement is valid, binding, and enforceable, against the parties hereto. The parties further agree that they shall both use good faith efforts in their performance of the covenants, conditions and obligations stated herein and any failure to do so is a material breech of this Agreement.

15. Enforceability: If any term, covenant, provision, or any part thereof, is found by any court of competent jurisdiction to be invalid, illegal, or unenforceable in any respect, the same shall not affect the remainder of such term, covenant, provision, any other terms, covenants or provisions, or any subsequent application of such term, covenant or provision, or portion thereof. In lieu of any such invalid, illegal, or unenforceable provision, the parties hereto intend that there shall be added, as part of this Agreement, a term, covenant, or provision, as similar in terms, to such invalid, illegal, or unenforceable term, covenant of provision, or part thereof, as may be possible and be valid, legal, and enforceable.

IN WITNESS HEREOF, the parties hereto have duly executed and delivered this Agreement, as of the 6th day of January 2003.

Lone Wolf Business Services                     RPM Technologies, Inc.